UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): December 21, 2005

                                  Pinoak, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Nevada                   333-76242                86-0983750
  ----------------------------     ------------           ------------------
  (State or other jurisdiction     (Commission              (IRS Employer
      of incorporation)            File Number)           Identification No.)


           10801 E. Grove Street, Mesa, AZ                 85208
       -----------------------------------------       --------------
       (Address of principal executive offices)          (zip code)

        Issuers telephone number:  (480) 984-8446
                                   --------------

                                Not applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.  Other Events.

Overview
--------

Pinoak, Inc. ("the Registrant") has entered into an agreement to merge with Global H2O Resources Inc., ("Global") a British Columbia Company, located in British Columbia, Canada. Global has agreements in place with two Alaskan sources to purchase and ship fresh water in bulk quantities.

Company History
---------------

Global was incorporated as Global Water Corporation, in the Province of British Columbia, on August 30, 1994. Certificate of Incorporation No. 479246. On
July 17, 2000, Global Water Corporation changed its corporate name to Global
H2O Resources Inc. The Directors of Global have entered into an agreement with Pinoak, Inc., to purchase all of the shares of the Registrant from its sole shareholder. As a fully reporting Company, Global would be responsible in sharing its financial information to its 300 shareholders and apply for listing on the OTC Bulletin Board. It is the intent of Global/Pinoak to complete a name change to Global American, Inc. With the approval of the Global shareholders, Global will institute a reverse split of its shares on a twenty to one basis (20:1) resulting in a reverse stock split of approximately ten (10) million issued and outstanding common shares.


Business Plan
-------------

Global's management has developed and is implementing a four-phase strategy to implement its business plan:

o Phase One - The company secured long-term water purchase contracts for large supplies of Glacier-fed water.

   a) This includes the rights from a Glacier fed into Blue Lake, in Sitka, Alaska to over 6 billion liters annually for up to the year 2018. Blue Lake is a remote lake with no development, ranching or farming on its shores or in the watershed. The lake is fed by mountain spring, snowmelt, rain (95" per year) and glacier-melt.

   b) Global has signed a long-term water purchase contract with the Aleut Enterprise Corporation, located on Adak Island in the Aleutian Islands. The agreement allows Global H20 will have the right to extract up to 7 billion liters annually, for 30 years. Global has applied for a bulk Water Export Appropriation Certificate.

o Phase Two - Completion of a bulk-water test shipment, from Sitka to a foreign port. This phase saw the movement of 500,000 liters of water in a food-grade vessel from Sitka, Alaska, to Vancouver, B.C. This provided samples and proof of concept. The shipment was bottled under the label called "Blue Alaska(R)" and is currently being sold to distributors in Great Britain.

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o  Phase Three - Co-packaging of our "Blue Alaska(R)" label by an existing state of the art bottling plant in Sitka, AK. Finished product is then transported in 40 & 20-foot sea containers by barge to Seattle, WA connecting with international ships. The "Blue Alaska(R)" product is packaged in a newly designed bottle with a new label that can potentially help "Blue Alaska(R)" build brand awareness.

o Phase Four - is to complete Global's first contract for bulk water by a food grade tanker. Global is currently in negotiations to ship bulk water from Sitka, AK to China.

Management
----------

The agreement provides for the appointment of Mr. A. Fred Paley as an officer and director of the Registrant. Upon close of the Agreement, Mr. Rick Jesky will resign as the sole officer/director of the Registrant.


Biographical information
-----------------------

Mr. A. Fred Paley, Global Chairman, and CEO.

1994 - Present, Mr. Paley founded Global H2O Resources Inc., and has acted as Chairman & CEO of Global to the present time.

1991 - 1995, he was founding chairman and CEO of Snowcap Waters Limited, this company was responsible for harvesting, delivery, packaging and marketing of bottled glacial water. Mr. Paley was responsible for the startup of the Company.


1985 - 1991, he was president of Polar Consulting Services, he acted as a financial and marketing consultant to both Bourassa Canadian Water Corporation and Pacific Rim Water Resources Ltd.


Next Steps
----------

This agreement to merger with Global is contingent upon completion of audited financials conducted in accordance with the generally accepted accounting principles ("GAAP") of the United States.

The Registrant is subject to reporting requirements under the Exchange Act and will, therefore, be required to furnish audited financial statements for any acquisition as required by Rule 3-05(b) of Regulation S-X.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 21, 2005                      PINOAK, INC.
-----------------

                                       By:  /s/ Rick Jesky
                                      -----------------------
                                                Rick Jesky
                                                President/CEO



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